Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES AGREEMENT

TO ACQUIRE HAYNESVILLE/BOSSIER SHALE PROPERTIES FROM

SOUTHWESTERN ENERGY COMPANY

DALLAS, TEXAS, June 16, 2010…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced an agreement to purchase properties prospective for the Haynesville and Bossier shales from Southwestern Energy Company (NYSE:SWN) (“SWN”) for approximately $355 million, subject to customary purchase price adjustments. The properties to be acquired include producing assets, gathering lines and acreage in Shelby, San Augustine and Nacogdoches Counties, Texas and are located within the area of mutual interest established by the existing East Texas/North Louisiana joint venture with BG Group, plc (LSE: BG.L) (“BG Group”). BG Group will have the opportunity to purchase 50% of this acquisition.

Nearly all of the interest to be acquired is incremental to the interest in the producing assets, gathering lines and acreage acquired by EXCO and BG Group through the acquisition of Common Resources, L.L.C. (“Common”), which closed May 14, 2010. The SWN acquisition will increase EXCO’s interest in over 900 gross drilling locations. The assets include producing properties with current gross production of more than 51 Mmcf per day (17 Mmcf per day net) from 9 producing wells and approximately 20,000 net acres prospective for the Haynesville and Bossier shales. Assuming BG Group participates in the acquisition, EXCO and BG Group will each double their working and net revenue interests in much of the Common acreage.

The acreage is well situated in what we expect to be a highly productive area in the Shelby Trough. The Shelby Trough runs from the southeast corner of DeSoto Parish, Louisiana through southern Shelby, northern San Augustine and eastern Nacogdoches Counties, Texas. EXCO’s first operated well in this area had an initial production rate of 22.1 Mmcf per day.

Assuming BG Group elects to participate, the development of these assets would be governed by the East Texas/North Louisiana joint venture with BG Group. EXCO’s net acquisition price will be financed with borrowings under its credit agreement. The acquisition is expected to close on June 30, 2010 and has an effective date of April 1, 2010.

Douglas H. Miller, EXCO’s Chief Executive Officer, commented, “This acquisition is very complementary to our operations in the Shelby Trough as we are increasing our interests in previously acquired acreage. We will develop these assets with the same rigs and development plan and utilize the same infrastructure we will be building to realize the value in our existing Shelby Trough acreage.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia, and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

###

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO undertakes no obligation to publicly update or revise any forward-looking statements.